Exhibit 10.12

Royal Caribbean Cruises Ltd.
1050 Caribbean Way Miami, FL 33132.2096 USA	tel: 305.539.6000 fax: 305.539.4645 www.royalcaribbean.com

December 21, 2001

Richard D. Fain
700 Arvida Pkwy
Miami, FL 33156

Dear Richard:

Royal Caribbean Cruises Ltd. (the “Company”) is pleased to memorialize the terms and conditions of your employment as follows:

1.	Position. Except to the extent provided below you will continue to serve in a full-time capacity as Chairman and Chief Executive Officer of the Company.

2.	Compensation. You will continue to receive the compensation (“Compensation”) you are currently receiving for as long as you are employed with the Company, payable in accordance with the Company’s standard payroll practices for salaried employees. The Company may, in the sole discretion of the Company’s Compensation Committee, determine to increase your Compensation but may not lower it. Compensation includes, but is not limited to: salary, bonus (with participation and determination of amounts payable made generally in accordance with past practice), benefit plans, stock option plans, deferred compensation arrangements and pension programs. Notwithstanding the foregoing, the Company retains the right to make modifications to, or to terminate, any general company plan, arrangement or program and the foregoing is subject to any such modification or termination.

3.	Termination Benefits.

(a)	Notwithstanding anything in this Agreement to the contrary, if your employment with the Company is terminated by the Company at any time and for any reason, other than for Cause (as hereinafter defined), you will be entitled to receive not less than nine months written notice.

(b)	You will be considered an employee of the Company for as long as you are employed with the Company for all purposes including, but not limited to, under all stock option plans and/or deferred compensation plans, arrangements or schemes of the Company and its affiliates. All stock options granted or awarded to you by the Company or any of its affiliates shall, to the extent allowed under the terms of the relevant grant or award and subject to the approval of the Company’s Stock Option Committee, be exercisable, to the extent vested on the

Royal Caribbean International Celebrity Cruises

Date of Termination, as hereinafter defined, during the 12 month period beginning on such date.

(c)	To the extent available to Company employees, you shall be entitled to continued eligibility to participate in all health, medical and dental benefit plans of the Company, other than life and disability coverage, for which you were eligible immediately prior to the time the Notice of Termination is given, or comparable coverage, for two years following the Date of Termination, provided that you continue to make the required applicable contributions. For purposes of this Agreement, “Date of Termination” shall mean the date specified in the Notice of Termination (which, as set forth above, in the case of a termination of your employment by the Company will not be less than nine months after the date such Notice of Termination is given) and “Notice of Termination” shall mean a notice which will reasonably indicate the interest of the party giving the notice that your employment is, or will be, terminated, and the effective date of such termination.

(d)	In the event that you do not receive nine months written notice upon such termination by the Company, you shall be entitled to continue to receive your Compensation for nine months in lieu of such notice, it being the intent of the parties that you be no worse off financially than if you had received the required nine months’ notice.

(e)	Notwithstanding anything in this Agreement to the contrary, your employment with the Company may be terminated by the Company immediately upon Notice of Termination for the commission by you of a felony or a crime involving moral turpitude, or any habitual absenteeism, gross negligence, or willful misconduct in your performance of your duties (termination for “Cause”) in which event the Company shall have no further obligation to you for Compensation or otherwise except for any accrued obligations.

4.	Withholding Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes.

5.	Conflict of Interest. During the term of your employment with the Company, you shall not own more than a five percent interest in, nor serve as a director, officer or trustee of, nor serve in any other capacity for any entity which in any material way competes with the Company, its affiliates or subsidiaries except as approved by the Company’s Board of Directors or Compensation Committee.

6.	Release and Waiver of Claims. In consideration of the compensation and benefits available pursuant to this Agreement, you agree to execute a mutual release, in form and substance reasonably acceptable to the Company, releasing the Company and its affiliates from all claims and liabilities you may have against the Company relating to this Agreement or your employment by the Company, except for any accrued obligations.

7.	No Mitigation. Notwithstanding anything to the contrary in this Agreement, you shall not be required to mitigate the amount of any payment provided for in Section 3 by seekingother employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 3 hereof be reduced by any compensation earned by you as a result of employment by another employer or by retirement benefits after the Date of Termination of employment, or otherwise.

8.	Legal Fees and Expenses. The Company shall pay to you as incurred all legal and accounting fees and expenses incurred by you, if any, in seeking to obtain or enforce any right or benefit provided by this Agreement or any other compensation-related plan, agreement or arrangement of the Company unless your claim is found by a tribunal of competent jurisdiction to have been frivolous.

9.	Governing Law; Arbitration. All disputes or claims arising out of or relating to this Agreement or the breach of this Agreement shall be determined under the law of the State of Florida, other than the choice of law rules thereof, in Miami, Florida in accordance with the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on you and the Company and judgment may be entered on the arbitrator(s)’ award in any court in the United States of America having jurisdiction.

10.	Entire Agreement. This Agreement and its exhibits contain all of the terms of your employment with the Company and supersede any prior understandings, whether oral or written, between you and the Company or its affiliates.

11.	Amendment. This Agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company.

Very truly yours,

ROYAL CARIBBEAN CRUISES LTD.

By:	/s/ Thomas F. Murrill

Name: Thomas F. Murrill Title: VP and Chief HR Officer

Agreed and accepted:

/s/ Richard D. Fain

Richard D. Fain